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                                                                    EXHIBIT 99.1


New York                                         New York

Daniel Gates                                     Mo Ying W. Seto
Managing Director                                Senior Vice President
Corporate Finance Group                          Corporate Finance Group
Moody's Investors Service                        Moody's Investors Service
JOURNALISTS: 212-553-0376                        JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653                        SUBSCRIBERS: 212-553-1653


MOODY'S PLACES PUBLIC SERVICE ENTERPRISE GROUP INC. (Baa2 SR. UNSEC.), PSEG POWER LLC (Baa1 SR. UNSEC.), AND PSEG ENERGY HOLDINGS LLC (Baa3 SR. UNSEC.) under REVIEW FOR POSSIBLE DOWNGRADE; AFFIRMS PUBLIC SERVICE ELECTRIC AND GAS COMPANY (A3 SR. SEC.)

Approximately $5 Billion of Debt Securities Affected.

New York, June 16, 2003 -- Moody's placed the ratings of Public Service Enterprise Group Inc. (Baa2 senior unsecured), PSEG Power LLC (Baa1 senior unsecured) and PSEG Energy Holdings LLC (Baa3 senior unsecured) under review for possible downgrade. Moody's affirmed the A3 senior secured debt rating for Public Service Electric and Gas Company (PSE&G), with a stable outlook.

Ratings under review include the following:


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Public Service Enterprise Group Inc.'s Baa2 senior unsecured debt; shelf registration for senior unsecured debt rated (P)Baa2, preferred securities rated
(P)Baa3, and subordinated debt rated (P)Baa3; Prime-2 rating for commercial paper.

Enterprise Capital Trust I, II, and III's preferred securities/junior subordinated debt rated Baa3.

PSEG Funding Trust I, III and IV's shelf registration of preferred securities rated (P)Baa3; and PSEG Funding Trust II's preferred securities rated Baa3.

PSEG Power LLC's Baa1 senior unsecured debt and senior unsecured pollution control revenue bonds.

PSEG Energy Holdings LLC's Baa3 senior unsecured debt.

The rating review reflects:

(1) Concerns about the risk profile of PSEG Energy Holdings investments, particularly Latin American investments, merchant power plants, and a lease portfolio that includes substantial exposure to several non-investment grade energy merchants;



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(2) Increasing exposure to the merchant power market in the Midwest, following completion of the uncontracted Waterford plant in Ohio and the Lawrenceburg plant in Indiana;

(3) PSEG Power's large capital expenditure needs in 2003 and 2004.

The rating review will focus upon perceived risks related to the nonregulated investments at PSEG Energy Holdings and the nonregulated generation business at PSEG Power. The review will also consider the potential impact on the debt rating of the parent, Public Service Enterprise, which relies upon dividends from these two subsidiaries and PSE&G. It is not expected that the review would result in the ratings of Public Service Enterprise Group or PSEG Power falling by more than one notch.

Public Service Enterprise Group Inc., a diversified holding company, is headquartered in Newark, New Jersey. It has three principal subsidiaries. Public Service Electric and Gas is a regulated transmission and distribution utility in New Jersey. PSEG Power is a nonregulated generation company with over 11,000 megawatts of domestic generating assets, which were primarily transferred from the regulated T&D utility affiliate in 2000. PSEG Energy Holdings has non-regulated investments in leverage leases, domestic and international power projects, and regulated distribution utilities abroad.


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